Exhibit 99.1

FROM:	FOR:
Padilla Speer Beardsley Inc.	Synovis Life Technologies, Inc.
1101 West River Parkway	2575 University Ave.
Minneapolis, Minnesota 55415	St. Paul, Minnesota 55114

CONTACTS:
Nancy A. Johnson / Marian Briggs	Richard W. Kramp, President and CEO
(612) 455-1745 / (612) 455-1742	Brett Reynolds, CFO
(651) 796-7300
FOR IMMEDIATE RELEASE
SYNOVIS LIFE TECHNOLOGIES ANNOUNCES AGREEMENT TO
SELL ITS INTERVENTIONAL BUSINESS
Synovis Seeks to Maximize Growth Opportunities in Surgical Markets
Conference Call and Webcast Live Today at 9 a.m. CT
     ST. PAUL, Minn., January 8, 2008 — Synovis Life Technologies, Inc. (Nasdaq: SYNO), announced today that it has entered into a definitive agreement to sell substantially all of the assets of its interventional business to Heraeus Vadnais, located in Vadnais Heights, Minn., and related entities. The interventional business provides contract services to develop, prototype, manufacture and design complex micro-wires, molded polymer and micro-machined metal components used in interventional devices, primarily for cardiac rhythm management (CRM) and other medical markets. The boards of directors of both companies have approved the transaction. The purchase price is $29.5 million in cash plus the assumption of certain operating liabilities, subject to a working capital adjustment. Synovis expects to have a pretax gain of approximately $11.0 million to $12.0 million on the transaction, subject to any final closing adjustments. The parties expect to close the transaction on January 31, 2008, after satisfying customary closing requirements.
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Synovis Life Technologies, Inc.
January 8, 2008

     “The interventional business was acquired in 1998 and has contributed to Synovis’ growth over the past 10 years. We are grateful for the many contributions of our interventional employees,” said Richard Kramp, Synovis Life Technologies president and chief executive officer. “In Heraeus, we have found an excellent buyer that plans to offer employment to all of our interventional employees in Lino Lakes, Minn., and Puerto Rico. Heraeus is a highly regarded OEM supplier in several industries.”
     Dr. Roland Gerner, managing director of W. C. Heraeus, the largest business segment of the Heraeus Group and parent company of Heraeus Vadnais, noted, “With this acquisition, we strengthen our strategically important Medical Components Division and our market share in the med-tech industry in the U.S. as well as in Puerto Rico where our main customers are located.”
     Mark Kempf, president of Heraeus Vadnais, added, “With the addition of this business, we are broadening our customer base and product range in the medical device industry, increasing our manufacturing capabilities and intensifying our sales and distribution services. We welcome the Synovis interventional business employees to the Heraeus Group.”
     Kramp concluded, “This divestiture clarifies Synovis’ mission and sharpens our focus on the soft tissue repair market. The cash from this transaction, added to our current cash position, allows us to meaningfully expand our footprint in this market through organic growth and acquiring companies or products aligned with our call points. Once this transaction is completed, we will be a ‘pure play’ in surgical products, which we believe will enhance our appeal to a wider range of institutional investors and reduce the volatility in the company’s financial performance.”
Conference Call and Webcast
     Synovis Life Technologies will host a live conference call and Webcast today, January 8, at 9 a.m. CT to discuss this announcement. To join the call from within the United States, dial (800) 435-1261, passcode 10442206. To access the live Webcast, go to the investor information section of the company’s Web site, www.synovislife.com and click on the Webcast icon. A Webcast replay will be available beginning at noon CT, January 8.
     If you prefer to listen to an audio replay of the conference call, dial (888) 286-8010 and enter access number 43438148. The audio replay will be available beginning at noon CT on January 8, through 6 p.m. CT on January 11.

Synovis Life Technologies, Inc.
January 8, 2008

About Heraeus Holding Group
     Heraeus Vadnais specializes in medical components within the Heraeus Group, a precious metals and technology company headquartered in Hanau, Germany. Heraeus is a global, private company active in the businesses of precious metals, sensors, dental health, quartz glass, and specialty lighting sources. With revenues exceeding EUR 10 billion and more than 11,000 employees in more than 100 locations in 30 countries, Heraeus has stood out for over 155 years as a globally recognized precious metals and materials specialist.
About Synovis Life Technologies
     Synovis Life Technologies, Inc., based in St. Paul, Minn., is a diversified medical device company engaged in developing, manufacturing and bringing to market products for the surgical and interventional treatment of disease. For additional information on Synovis Life Technologies and its businesses, visit the company’s Web site at www.synovislife.com.
     Forward-looking statements contained in this press release, including statements relating to the anticipated sale of Synovis’ interventional business and the expected benefits of the sale transaction, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements can be identified by words such as “should”, “could”, “may”, “will”, “expect”, “believe”, “anticipate”, “estimate”, “continue”, or other similar expressions. Certain important factors that could cause results to differ materially from those anticipated by forward-looking statements relating to the transaction include material events or developments causing a failure of one or more of the conditions to closing, changes in working capital within the interventional business, unanticipated delays in obtaining consents, and other factors affecting the parties’ ability to close the transaction pursuant to the sale agreement. Important factors that could cause results to differ materially from those anticipated by forward-looking statements relating to Synovis’ business, in general, include the timing of product introductions, the ability of our expanded sales force to grow revenues, outcomes of clinical and market trials and regulatory submissions, the number of certain surgical procedures performed, the ability to identify, acquire and successfully integrate suitable acquisition candidates, and the cost and outcome of intellectual property litigation, as well as the other factors found in the company’s Annual Report on Form 10-K for the year ended October 31, 2007.
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